UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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UNIFIED GROCERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

Notice of Annual Meeting of Shareholders

February 16, 2011

The annual meeting of shareholders of Unified Grocers, Inc., a California corporation, will be held at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California 90703, on Wednesday, February 16, 2011 at 11:00 a.m. (Pacific Standard Time), for the following purposes:

1. To elect the eighteen members of the Board of Directors for the ensuing year, fifteen by the holders of Class A Shares and three by the holders of Class B Shares.

2. To consider an advisory vote on executive compensation;

3. To consider an advisory vote on the frequency of the advisory vote on executive compensation;

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

Only shareholders of record at the close of business on January 4, 2011 will be entitled to notice of and to vote, in person or by proxy, at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting in person.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the meeting, and shareholders are encouraged to read it in its entirety. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you the attached proxy statement and proxy card, and by notifying you of the availability of our proxy statement and our fiscal 2010 Annual Report to Stockholders at our web site at www.unifiedgrocers.com under the tab “Learn About Us—Financials.”

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors. All proposals set forth are proposals of the Board of Directors. It is expected that these materials first will be mailed to shareholders on or about January 7, 2011.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

By Order of the Board of Directors

Robert M. Ling, Jr.,
Executive Vice President, General Counsel and Secretary

January 7, 2011

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

UNIFIED GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Wednesday, February 16, 2011

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Unified Grocers, Inc. (“Unified” or the “Company”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California 90703 on Wednesday, February 16, 2011 at 11:00 a.m. (Pacific Standard Time), or at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders.

A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the Annual Meeting and elects to vote in person.

Only the holders of record of Class A Shares or Class B Shares (the “Shareholders”) at the close of business on January 4, 2011 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding XXX,XXX Class A Shares and XXX,XXX Class B Shares.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our fiscal 2010 Annual Report to Stockholders are available at our web site at www.unifiedgrocers.com under “Learn About Us—Financials.”

These proxy materials will be first mailed to Shareholders on or about January 7, 2011. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $20,000, excluding the costs of salaries and wages of regular employees and officers.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

VOTING RIGHTS

Who can vote?

Only persons that are holders of record of Class A Shares or Class B Shares at the close of business on January 4, 2011 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. The Company is a retailer-owned, wholesale grocery cooperative; its shareholders are current or former customers of the Company. Such shareholder-customers are typically referred to as Members.

How can I, a Shareholder, vote?

Shareholders may vote in person or by proxy. Each Shareholder is entitled to one vote, in person or by proxy, for each share standing in his or her name on the books of the Company as of the Record Date, for each class of stock, on all matters on which the class is entitled to vote. However, if any Shareholder gives notice of its intention to cumulate its votes in the election of directors, then all Shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the Shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (fifteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

Shareholders who are present at the Annual Meeting may vote their shares either by a previously submitted proxy or in person at that time.

How can I change my proxy vote?

You may revoke a proxy at any time before it is exercised by:

•	submitting a duly executed proxy bearing a later date;

•	filing written notice of revocation with our Corporate Secretary at 5200 Sheila St., Commerce, CA 90040; or

•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not by itself revoke a proxy previously submitted.

How will votes be counted?

The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the Shareholder’s instructions. With respect to the election of directors, Shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given, the shares will be voted FOR the election of the Board’s nominees, FOR the approval of executive compensation and FOR a shareholder advisory vote on executive compensation every THREE YEARS.

How are directors elected?

In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected; provided that no more than six nominees who are non-Shareholder-Related Directors shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, or a partner of a partnership which is a shareholder, or a member of a limited liability company which is a shareholder, or an employee of a corporation, partnership or limited liability company which is a shareholder. Under the California Corporations Code, votes against a nominee and votes withheld shall not be counted in the election of a director.

In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the Board’s nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

What vote is required to approve executive compensation?

Only holders of Class A Shares are entitled to vote on the proposal to approve executive compensation. Passage of the proposal requires that the number of votes FOR approval of executive compensation must exceed the number of votes AGAINST approval. Abstentions will not affect the outcome of this vote. This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

What frequency of the vote on executive compensation will be considered to have been approved?

Only holders of Class A Shares are entitled to vote on the proposal to approve the frequency of the advisory vote on executive compensation. The Shareholders will be considered to have approved the frequency—every three years, every two years or every one year—receiving the greatest number of votes. Abstentions will not affect the outcome of this vote. This vote is advisory and is not binding on the Company or the Board. However, the Board will review the result of the vote and take it into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the number of directors shall not be less than fifteen nor more than twenty-four, with the exact number to be fixed by the Board. The Board has fixed the number of directors at eighteen.

At the Annual Meeting, eighteen directors (constituting the entire Board) are to be elected to serve until the next annual meeting and until their successors are elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. Fifteen directors are to be elected by the holders of the Company’s Class A Shares, and three directors are to be elected by the holders of the Company’s Class B Shares.

Pursuant to the Company’s Bylaws, as amended, all of the directors of the Company, except up to six directors elected by the Class A Shares, are required to be Shareholder-Related Directors (as defined above). Twelve of the nominees recommended by the Board for election by the Class A Shares are Shareholder-Related Directors, and three of the nominees recommended by the Board for election by the Class A Shares are non-Shareholder-Related Directors. All three of the nominees recommended by the Board for election by the Class B Shares are Shareholder-Related Directors.

The following table sets forth certain information concerning the nominees for election to the Board. Each nominee is currently a director and has consented to being named herein as a nominee and to serve as a director if elected.

Name	Age as of 12/31/10	Year First Elected	Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS A SHARES

Louis A. Amen	81	1974	Chairman of the Board, Super A Foods, Inc. since 1971.
John Berberian	59	1991	President, Berberian Enterprises, Inc. since 1977.
Oscar Gonzalez	40	2007	Co-owner, Northgate Gonzalez Markets, Inc. since 1989.
Richard E. Goodspeed (1)	74	2007	Principal, Goodspeed & Associates, since 1998.
Terry H. Halverson	60	2007	President and Chief Executive Officer, Food Markets Northwest, Inc. d/b/a Metropolitan Market since 1995.
Paul Kapioski	53	2007	President, CAP Food Services Co. since 1988.
Mark Kidd	60	2006	President, Mar-Val Food Stores, Inc. since 1984.
John D. Lang (1)	57	2003	President and Chief Executive Officer, Epson America, Inc. since 2002.
Jay T. McCormack	60	1993	President, Rio Ranch Markets since 1986.
John Najjar	54	2007	President, Cardiff Seaside Market, Inc. since 1985.
Michael A. Provenzano, Jr.	68	1986	President, Pro & Son’s, Inc., President, Provo, Inc. and President, Pro and Family, Inc. since 1992.
Thomas S. Sayles (1)	60	2003	Vice President, Government and Community Relations, University of Southern California, since 2009; Senior Vice President, Corporate Communications and Government Affairs, Rentech, Inc. 2007 to 2009; Vice President, Governmental and Community Affairs, Sempra Energy, 1998 to 2007.
Michael S. Trask	56	2007	President, Stanlar Foods, Inc. since 1999.
Kenneth Ray Tucker	63	1999	President, Evergreen Markets, Inc. since 1989.
Richard L. Wright	73	1999	Chairman of the Board, Market of Choice (formerly Wright’s Foodliner), since 2008; Chairman of the Board, Wright’s Foodliner, Inc., 2003 to 2007.

Name	Age as of 12/31/10	Year First Elected		Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS B SHARES

Darioush Khaledi	64	1989	(2)	Chairman of the Board and Chief Executive Officer, K.V. Mart Co., operating Top Valu Markets and Valu Plus Food Warehouse since 1977.
Robert E. Stiles	71	1999		President, Gelson’s Markets since 1996.
Mimi R. Song	52	1998	(3)	President and Chief Executive Officer, Super Center Concepts, Inc., since 1995

(1)	Messrs. Goodspeed, Lang, and Sayles are non-Shareholder-Related Directors.

(2)	Mr. Khaledi was first elected to the Board in 1989 and served until 1991. He was re-elected in 1993 and has served continuously since.

(3)	Ms. Song was first elected to the Board in 1998 and served until 2006. She was re-elected in 2010 and has served continuously since.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, the Shareholders are being asked to approve the compensation of the Named Executive Officers as disclosed below pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure in “Compensation of Directors and Executive Officers.”

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve specific company performance goals and personal objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.

The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our shareholders and current market practices. Please see “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” for information about our executive compensation programs, including information about the fiscal year 2010 compensation of the Named Executive Officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our Shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers.”

This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our shareholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.”

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF THE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, the Shareholders are being asked to indicate how frequently we should hold future shareholder advisory votes on executive compensation. By voting on this proposal, Shareholders may indicate whether they would prefer a shareholder advisory vote on executive compensation once every one year, two years or three years.

After careful consideration, the Board has decided to recommend that Shareholders vote in favor of holding a shareholder advisory vote on executive compensation every three years. The Board supports a triennial vote because we believe that this frequency will provide the Company with sufficient time to discuss with our shareholders the results of the vote on executive compensation and develop an action plan to respond, will align more closely with the long-term strategic objectives of our executive compensation programs, and will relieve the administrative burden of soliciting shareholder approval annually.

The frequency—one year, two years or three years—that receives the greatest number of votes will be considered to have been approved by the Shareholders. This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our shareholders and will consider the result of this vote is setting the frequency of future shareholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” HOLDING FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

BOARD MEETINGS AND COMMITTEES

The Board has eight standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Corporate Governance and Nominating Committee, Credit/Proxy Holders Committee, and the Risk Oversight Committee.

Director	Executive	Audit	Compensation	Finance	Corporate Governance and Nominating	Credit/ Proxy Holders	Risk Over-sight
Louis A. Amen	X		X	X
John Berberian			X	X
Oscar Gonzalez		X			X
Richard E. Goodspeed	X*†	X†	X†	X†	X*†	X*†	X†
Terry H. Halverson	X						X*
Paul Kapioski					X
Darioush Khaledi	X		X	X*
Mark Kidd					X
John D. Lang	X	X*	X			X
Jay T. McCormack		X	X
John Najjar		X		X			X
Douglas A. Nidiffer (1)							X
Michael A. Provenzano, Jr.					X
Thomas S. Sayles	X		X*		X	X
Mimi R. Song				X	X
Robert E. Stiles				X
Michael S. Trask				X			X
Kenneth Ray Tucker		X		X
Richard L. Wright	X	X	X				X

X	=	Current committee member

*	=	Committee chair

†	=	Ex offico member

(1)	Mr. Nidiffer is not standing for re-election.

Meetings

The Board held a total of six (6) meetings during the Company’s fiscal year ended October 2, 2010 (“fiscal 2010”). Each incumbent director attended at least 75% of the total number of meetings of the full Board and of all committees on which the director served, except Mr. Khaledi, who attended five (5) meetings of the Board and six (6) of the ten (10) meetings of all committees on which he served, and Mr. Nidiffer, who attended three (3) meetings of the Board and two (2) of the three (3) meetings of all committees on which he served. Each incumbent director attended the 2010 annual meeting. The Company does not have a written policy regarding attendance at Board and committee meetings, although attendance is closely monitored and is considered by the Corporate Governance and Nominating Committee (“Corporate Governance Committee”) during its selection of nominees for election to the Board.

Executive Committee

The Company has an Executive Committee (“Executive Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, Louis A. Amen, Terry H. Halverson, Darioush Khaledi, John Lang, Thomas S. Sayles, and Richard L. Wright. The Executive Committee, which did not meet during fiscal 2010, meets with management from time-to-time to discuss matters impacting the Company and provides feedback and guidance to management. In addition, from time-to-time the Board delegates to the Executive Committee authority to review the final terms and conditions related to transactions or actions previously approved by the Board to determine whether further review of the Board may be required.

Audit Committee

The Company has an Audit Committee (“Audit Committee”) that presently consists of John D. Lang, Committee Chairman, Oscar Gonzalez, Jay T. McCormack, John Najjar, Kenneth Ray Tucker, and. Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Audit Committee. Messrs. Wright, Lang and Goodspeed are considered by the Board to be “audit committee financial experts” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee, which met four (4) times during fiscal 2010, is primarily responsible for (i) overseeing the integrity of the financial statements and financial disclosures, (ii) overseeing the qualification and independence of the independent registered public accounting firm and the internal audit function, (iii) overseeing the performance of the independent registered public accounting firm and the internal audit function, (iv) providing an avenue of communication among the independent registered public accounting firm, management, the internal audit function, and the Board, and (v) overseeing the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Audit Committee performs its duties in accordance with the Charter for the Audit Committee as adopted by the Board.

Compensation Committee

The Company has a Compensation Committee (“Compensation Committee”) that presently consists of Thomas S. Sayles, Committee Chairman, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Jay T. McCormack, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Compensation Committee. The Compensation Committee, which met four (4) times during fiscal 2010, is responsible for reviewing the salaries and other compensation arrangements of all officers and for making recommendations to the Board concerning such matters. The Compensation Committee is also responsible for reviewing compensation arrangements for directors and for making recommendations to the Board concerning such matters.

Finance Committee

The Company has a Finance Committee (“Finance Committee”) that presently consists of Darioush Khaledi, Committee Chairman, Louis A. Amen, John Berberian, John Najjar, Mimi R. Song, Robert E. Stiles, Michael S. Trask, and Kenneth Ray Tucker. Richard E Goodspeed, Chairman of the Board, is an ex officio member of the Finance Committee. The Finance Committee, which met one (1) time during fiscal 2010, is responsible for reviewing proposed financing activities, investments and loans by the Company, capitalization proposals, and making recommendations to the Board regarding such matters.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee (“Corporate Governance Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, Oscar Gonzalez, Paul Kapioski, Mark Kidd, Michael A. Provenzano, Jr., Thomas S. Sayles, and Mimi R. Song. The Corporate Governance Committee, which met four (4) times during fiscal 2010, is responsible for (i) advising the Board on the governance structure and conduct of the Board and developing and recommending to the Board the Corporate Governance Guidelines of the Company, (ii) identifying individuals qualified to become Board members, and recommending to the Board nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between meetings, (iii) evaluating current directors for re-nomination to the Board and consulting with the Chairman of the Board with regard to appointments to any Board committees and (iv) periodically conducting an evaluation as to the organization and effectiveness of the Board and Board policies and procedures.

The Corporate Governance Committee performs its duties in accordance with the Charter for the Corporate Governance and Nominating Committee as adopted by the Board.

Risk Oversight Committee

During fiscal 2010, the Company established a Risk Oversight Committee (“Risk Oversight Committee”) that presently consists of Terry Halverson, Committee Chairman, John Najjar, Doug Nidiffer, Michael S. Trask, and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex officio member of the Risk Oversight Committee. The Risk Oversight Committee did not meet during fiscal 2010. However, at its meeting on December 7, 2010 the Risk Oversight Committee adopted a statement that sets forth the policies and responsibilities associated with the Company’s Risk Oversight process. This statement, which was presented to and endorsed by the Board, is described in the following paragraphs.

The Board has ultimate responsibility for oversight of the Company’s risk management process. The Board fulfills this oversight in a variety of ways. Regularly scheduled Board meetings include updates from management on strategic, financial and operational risks that management believes could have a material impact on the Company.

The committee structure of the Board is designed to monitor risks in specific areas.

•

The Audit Committee oversees the risks related to the financial statements, the financial reporting process and other accounting matters, and oversees the Company’s compliance with the Sarbanes-Oxley Act. In addition, the Company’s internal audit function reports to the Audit Committee and delivers reports at least quarterly. The Chair of the Audit Committee is a non-Shareholder-Related Director.

•

The Compensation Committee oversees the Company’s compensation and benefit plans, which includes monitoring such plans to ensure that they are competitive to attract and retain talent, without incurring undue risk. This Committee also oversees the succession planning for senior leadership positions. The Chair of the Compensation Committee is a non-Shareholder-Related Director.

•	The Governance and Nominating Committee regularly reviews the Company’s governance structures to ensure the interests of the Members are represented.

•

The Board of Directors of the Company’s wholly-owned subsidiary, Springfield Insurance of California, receives an annual enterprise risk assessment of Springfield Insurance of California. The Board of Directors Springfield Insurance of California is comprised of seven (7) directors, two (2) of whom are not Members of Unified Grocers and who have significant experience in the insurance industry.

The Chair of the Board of Directors is a non-Shareholder-Related Director.

The Company has established a risk oversight function and a standing Risk Oversight Committee. The objective of this committee is to assist the Board in fulfilling its responsibilities for oversight of the Company’s risk management process. The Risk Oversight Committee:

•	Oversees the Company’s efforts to align its management of risks with its strategic objectives,

•	Oversees the establishment and implementation of a risk oversight framework, and

•	Reviews the effectiveness of the risk oversight framework in the identification, assessment, monitoring and disclosure of significant risks.

It is management’s responsibility to manage risks, establish the risk oversight framework, and bring to the Risk Committee’s attention the significant risks. Management has completed its initial enterprise risk assessment and will deliver its report to the Risk Oversight Committee next year.

Credit/Proxy Holders Committee

The Company has a Credit/Proxy Holders Committee (“Credit/Proxy Holders Committee”) that presently consists of Richard E. Goodspeed, Committee Chairman, John D. Lang, and Thomas S. Sayles. The Credit/Proxy Holders Committee, which did not meet during fiscal 2010, is responsible for final review and action regarding the terms of any proposed transaction between a Shareholder-Related Director and the Company that is not in the ordinary course of the Company’s business.

Charters of the Committees

Both the Audit and Corporate Governance and Nominating Committees of the Board have recommended, and the Board has adopted, and may amend from time to time, written charters, copies of which are available on the Company’s website at www.unifiedgrocers.com.

Independence

SEC rules require that a company whose securities are not listed on the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”) or the NASDAQ Exchange (“NASDAQ”) disclose in its proxy statement whether each director, nominee for director and member of its Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are “independent.” In determining independence, the Company may select the definition of “independence” under the rules of the NYSE, AMEX or NASDAQ. The Company has selected the rules of the NYSE.

Except as described below, the Board has determined that each director is independent under the applicable rules of the NYSE and the SEC. However, the rules of the NYSE provide that a director will not be considered independent if, among other things, the director is an employee or executive officer of a company that has made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million or (ii) 2% of such company’s consolidated gross revenues. The Company is a retailer-owned, wholesale grocery cooperative whose Members purchase food and related products and services from the Company. Each of the Company’s directors, other than Messrs. Goodspeed, Lang and Sayles, is an owner, employee or executive officer of a supermarket operator that has purchased products and services from the Company, in each of the last three fiscal years, in excess of (i) $1 million or (ii) 2% of such grocery store chain’s gross revenues. Except for such purchases, each director would be independent under the applicable rules of the NYSE.

Nominating Procedures and Criteria

Each year the Corporate Governance and Nominating Committee meets to consider potential nominees that have been recommended by security holders or security holders that have expressed to the Committee their interest in serving as a director. Submissions by security holders must be made to the Committee in writing, and should be accompanied by a description of the proposed nominee’s qualifications, as well as consent to serve. In addition, the Committee considers security holders that the Committee, based on information submitted by the members of the Committee, believes should be considered. Shareholder recommendations will receive the same consideration that the Committee’s nominees receive. No security holder requested consideration as a nominee for election at the Annual Meeting. Finally, when deemed appropriate and necessary, the Committee has employed the services of a third party search firm to identify potential nominees. During fiscal 2010 the Committee did not employ the services of a third party search firm.

Essential criteria for all candidates considered by the Committee include the following: integrity and ethical behavior; maturity; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In addition, the Committee may consider other criteria, including relevant management experience and expertise; financial or accounting expertise; experience in the grocery industry, business and other experience relevant to public companies of a size comparable to the Company; experience in commercial lending or other financing activities and an individual’s experience as a Member of the Company. Finally, the Committee believes that the Company is well-served if its Board includes Members from the many geographic regions in which the Company operates as well as the diverse formats operated by Members. Thus geographic and format diversity are additional criteria considered by the Committee in selecting shareholder-related nominees.

In selecting director nominees, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance, including participation and commitment, if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

The Board’s nominees for the Annual Meeting have been recommended by the Corporate Governance and Nominating Committee, and have been selected by the full Board.

In addition to the recommendations and actions set forth above, the Committee recommended to the full Board that, under the direction of the Committee, the Company continue its efforts to identify qualified individuals that could be considered as Board members in the future. In this regard, emphasis will be placed on identifying both shareholders and non-shareholders with qualifications and experience that could contribute positively to the Board’s exercise of its oversight responsibilities. This effort is on-going.

Communications with Directors

Shareholders may communicate with the respective chairs of the Audit Committee, the Compensation Committee, or the Corporate Governance Committee, or with any other director, individually or as a group, by writing to any such person or group in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any director upon request.

Communications that include information better addressed by the Company’s complaint hotline procedures supervised by the Audit Committee will be delivered to the hotline.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the Company’s Compensation Committee consisted of Thomas S. Sayles, Committee Chairman, Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Jay T. McCormack, and Richard L. Wright, as well as Richard E. Goodspeed, ex officio member and Chairman of the Board. As Chairman of the Board, Mr. Goodspeed is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director or committee member.

In the normal course of business, the Company has made loans and entered into leases, subleases and supply agreements with Members; provided guarantees for other third party loans and leases; and made investments in the businesses of its Members. Refer to “Transactions With Management and Other Persons” at page 35 for a description of transactions the Company has entered into with certain Members with which members of the Compensation Committee are affiliated.

PRINCIPAL SHAREHOLDERS

As of the Record Date, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	% of Class
Class B	Mimi R. Song Super Center Concepts, Inc. d/b/a Superior Grocers 15510 Carmenita Road Santa Fe Springs, CA 90620	26,174	6.09%

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of the Company’s Class A Shares, Class B Shares and Class E Shares, as of January 4, 2011, by each Shareholder-Related Director nominee and his or her affiliated companies, and by all Shareholder-Related Directors and his or her affiliated companies, as a group. Non-Shareholder-Related Directors and officers of the Company do not own any class of the Company’s stock.

	Shares Owned
	Class A Shares		Class B Shares		Class E Shares
Name and Affiliated Company *	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding
Louis A. Amen Super A Foods, Inc.	350	0.21%	12,287	2.86%	6,190	2.46%
John Berberian Berberian Enterprises, Inc.	350	0.21%	8,572	1.99%	4,140	1.64%
Oscar Gonzalez (3) Northgate Gonzalez Markets, Inc.	350	0.21%	12,522	2.91%	3,673	1.46%
Richard E. Goodspeed (4) Goodspeed & Associates	0	0.00%	0	0.00%	0	0.00%
Terry H. Halverson Food Markets Northwest, Inc., d/b/a Metropolitan Market	350	0.21%	61	0.01%	95	0.04%
Paul Kapioski CAP Food Services Co.	350	0.21%	24	0.01%	38	0.02%
Darioush Khaledi (1) K.V. Mart Co.	350	0.21%	17,473	4.06%	10,536	4.18%
Mark Kidd Mar-Val Food Stores, Inc.	350	0.21%	2,907	0.68%	2,179	0.87%
John D. Lang (4) Epson America, Inc.	0	0.00%	0	0.00%	0	0.00%
Jay T. McCormack Rio Ranch Markets	350	0.21%	3,811	0.89%	1,219	0.48%
John Najjar Cardiff Seaside Market, Inc.	350	0.21%	238	0.06%	204	0.08%
Michael A. Provenzano, Jr Pro & Son’s, Inc.	350	0.21%	12,812	2.98%	2,416	0.96%
Thomas S. Sayles (4) University of Southern California	0	0.00%	0	0.00%	0	0.00%
Mimi R. Song (1) Super Center Concepts, Inc	350	0.21%	26,174	6.09%	26,970	10.71%
Robert E. Stiles (1)(2) Gelson’s Markets	350	0.21%	10,319	2.40%	6,465	2.57%
Michael S. Trask Stanlar Foods, Inc.	350	0.21%	17	0.00%	26	0.01%
Kenneth Ray Tucker Evergreen Markets, Inc.	350	0.21%	267	0.06%	80	0.03%
Richard L. Wright Market of Choice, Inc.	350	0.21%	3,122	0.73%	1,634	0.65%
All directors and their affiliated companies as a group	5,250	3.21%	110,606	25.72%	65,865	26.16%
(1)	Elected by Class B Shareholders.

(2)	Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson’s Markets. Mr. Stiles disclaims beneficial ownership of these shares.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(3)	Mr. Gonzalez is a shareholder and officer of a family-owned corporation.

(4)	Non-Shareholder-Related Director.

*	The address of each director and executive is in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, CA 90040.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent or more of the shares of any class are required to report their ownership and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, no officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year.

CODE OF FINANCIAL ETHICS

The Company has adopted a Code of Financial Ethics that applies to its principal executive officer and senior financial officers as required by the rules promulgated by the SEC. The Code of Financial Ethics has been posted to the Company’s Internet website at www.unifiedgrocers.com. The Company intends to satisfy disclosure requirements regarding amendments to, or waivers from, any provisions of its Code of Financial Ethics on its website. There were no amendments to, or waivers from, its Code of Financial Ethics during fiscal 2010.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

Committee Members

The Compensation Committee (the “Committee”) consists of eight directors, Thomas S. Sayles (Chairman), Louis A. Amen, John Berberian, Darioush Khaledi, John D. Lang, Jay T. McCormack and Richard L. Wright. Richard E. Goodspeed, Chairman of the Board, is an ex-officio member of the Committee. Each of the Committee members served on the Committee throughout the year. The Board has determined that each member of the Committee is “independent” as that term is defined under the rules of the NYSE with the exception of those Shareholder-Related Directors discussed above under “Independence.” The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held four (4) meetings during fiscal 2010 that at times included executive sessions without management.

Role of Committee

The Committee’s purpose is to:

•	determine the Company’s performance goals and personal objectives relevant to the compensation of each corporate officer;

•	evaluate the performance of each corporate officer in light of those goals and objectives;

•	determine the compensation of each corporate officer based on this evaluation;

•	make recommendations to the Board with respect to incentive compensation plans;

•	make recommendations to the Board with respect to compensation and performance goals for the Chief Executive Officer;

•	make recommendations to the Board with respect to compensation of the directors; and

•	monitor and review the Company’s qualified and non-qualified benefit plans and make recommendations to the Board with respect to such plans.

Compensation Committee Process

Annual Evaluation

The Committee meets near the beginning of each fiscal year to (i) evaluate the performance of all corporate officers, including the Named Executive Officers, (ii) determine their annual bonuses for the prior fiscal year, (iii) establish their base salaries for the current fiscal year, and (iv) with input from the Chief Executive Officer as described below, establish the Company’s performance goals and each officer’s personal objectives for the current fiscal year. The evaluation process includes the Committee’s consideration of each officer based on numerous criteria, including the relative importance to the Company and the relative difficulty of the officer’s assigned responsibilities and objectives, the achievement of those responsibilities and objectives, the officer’s experience, the relative value of the officer’s contribution to the success of the Company, and the overall financial results of the Company for the most recent fiscal year. The Company tracks the performance of individual initiatives throughout the year, and the results are part of the evaluation process. In addition, the Company’s performance goals are incorporated into the Company’s annual budget that is reviewed by the Finance Committee and approved by the Board. Typically, the Chief Executive Officer and the Company’s General Counsel are present during the evaluation process except when the Committee discusses the performance of such individuals. The determinations of the Committee with respect to the compensation of the Chief Executive Officer are subject to the approval of the Board.

Management’s Role in Determining Executive Compensation

At the request of the Committee, the Chief Executive Officer provides the Committee with an evaluation of each officer’s performance for the prior year and a recommendation for such officer’s personal objectives, target bonus, and salary for the current fiscal year.

Compensation Consultant and Periodic Competitive Assessments of Total Compensation

In performing its compensation evaluations, from time to time the Committee engages the services of an independent consultant to review and provide recommendations with respect to the compensation of executive officers in order to assist the Committee in its assessment of the competitiveness of the Company’s compensation arrangements. In fiscal 2008, the Committee retained Pearl Meyer & Partners to assess the base salaries, bonuses, benefits and perquisites of all executive officers, including the Named Executive Officers (the “Compensation Survey”). Pearl Meyer & Partners was selected by the Committee as its compensation consultant after a process that considered several qualified firms. Other than its role as consultant to the Committee, Pearl Meyer & Partners performs no work for the Company.

Pearl Meyers & Partners was initially engaged directly by, and reported directly to, the Committee in connection with the Compensation Survey conducted during fiscal 2008. As part of that review, interviews were conducted with the Committee members and selected executives to gather information and perspectives regarding the Company and its compensation and benefit programs. While Pearl Meyers & Partners interacted with management during the course of the review to gather information, data and perspectives, the study results and recommendations were developed and reported by Pearl Meyer & Partners directly to the Committee. Pearl Meyer & Partners attended Committee meetings to present results, answer questions and advise the Committee with respect to the review.

During fiscal 2010, the Committee consulted with Pearl Meyers & Partners regarding developments and best practices in executive compensation matters. Such consultations were educational in nature. In addition, during fiscal 2010, Pearl Meyers & Partners was engaged to examine the Company’s officer retirement programs and incentive plans. The engagement is on-going.

The Committee referred to the Compensation Survey when the Committee reviewed and approved executive compensation for fiscal 2010. The Committee intends to update the Compensation Survey at least every three years with the assistance of Pearl Meyer & Partners or another comparable consulting firm. The Committee’s reason for revising the Compensation Survey every three years as opposed to every year is that the Committee does not believe that the executive compensation benchmarks or the comparable companies (the “Peer Group”) are likely to have significant changes every one or two years.

Due to the lack of public information concerning wholesale grocery cooperatives comparable in size to the Company, when conducting the Compensation Survey Pearl Meyer & Partners established a Peer Group of 19 companies (see list below) in the distribution, wholesale and retail grocery industries with annual revenues between $2.3 billion and $9.0 billion for determining the competitiveness of executive compensation, benefits and perquisites. Peer Group information was supplemented by information from published and private compensation surveys and other data developed by Pearl Meyer & Partners. In selecting the industries represented in the Peer Group, Pearl Meyer & Partners considered the fact that the Company often recruits its executives from these industries. Based on the results of the review, Pearl Meyer & Partners determined that the Company’s total direct compensation (as defined below) for the executive positions surveyed was at or below the 25th percentile of the Peer Group on both an actual and target basis. The Compensation Survey also found total remuneration was between the 25th and 50th percentile after including other compensation and change in pension values (as defined below). The Compensation Survey also found the following with respect to the individual elements of total compensation: base salaries (50th percentile of Peer Group); total cash compensation (“TCC”), defined as salaries plus actual bonuses (50th percentile of Peer Group); total direct compensation (“TDC”), defined as base salary plus bonus plus long term incentive (25th percentile of Peer Group); and benefits plus perquisites (above the 75th percentile of Peer Group). In conducting the Compensation Survey, Pearl Meyer & Partners noted that certain officers bear responsibilities in addition to those borne by officers in the Peer Group with similar titles. In addition, Pearl Meyer & Partners noted that the absence of a long-term or equity incentive plan resulted in the below market TDC, and that the Executive Salary Protection Plan, as amended (“ESPP”) served as a partial substitute for a long-term incentive plan, which resulted in the findings with respect to benefits and total remuneration. The Committee considered the findings and recommendations of Pearl Meyer & Partners in making compensation decisions for all executive officers, including the Named Executive Officers, for fiscal years 2010 and 2011. Finally, based on the findings of Pearl Meyer & Partners, the Committee extended its engagement of Pearl Meyer & Partners for the purpose of further analyzing the elements of the Company’s compensation practices, including the impact of the absence of a long-term incentive plan. This matter remains under consideration but no action has been taken at this time.

Peer Companies
The Andersons, Inc.	Nash Finch Company
BJ’s Wholesale Club, Inc.	The Pantry, Inc.
Casey’s General Stores, Inc.	Ruddick Corp.
Chiquita Brands International, Inc.	Spartan Stores, Inc.
Core-Mark Holding Co. Inc.	Stater Bros. Holdings Inc.
Del Monte Foods Company	Supervalu, Inc.
Dole Food Company, Inc.	United Natural Foods, Inc.
Ingles Markets, Inc.	Weis Markets, Inc.
Land O’ Lakes, Inc.	Whole Foods Market, Inc.
Longs Drug Stores Corp.

Compensation Philosophy

The Committee’s compensation philosophy is that compensation of executive officers should encourage creation of shareholder value and the achievement of strategic corporate objectives by attracting, retaining and motivating executives critical to the Company’s long-term growth and profitability. In support of this philosophy, the Committee believes that:

•

the total compensation of each executive should be competitive with the total compensation paid to executives with comparable duties by other companies in the Company’s peer groups, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•

generally, total compensation for executive officers should be targeted between the 50th and 60th percentiles of the total compensation paid to officers with comparable duties by companies in an appropriate peer group;

•

the bonus program should motivate each executive to achieve specific Company performance goals and personal objectives established by the Committee, without encouraging undue or unreasonable risk-taking by employees; and

•	the bonus paid to each executive should serve to align the executive’s interests with those of the Company’s shareholders.

Following its consideration of the executive compensation review discussed above, the Committee reaffirmed this compensation philosophy.

Elements of Executive Compensation

Base Salaries

The chart below shows the breakdown between fixed pay through the executives’ base salaries and variable performance-based pay for fiscal years 2010, 2009 and 2008:

Name	Title	Year	Base Salary (%)	Non-Equity Incentive Plan (%)	All Other Compensation (%)
Alfred A. Plamann	President and Chief Executive Officer and Secretary	2010	60	32	8
		2009	59	33	8
		2008	38	57	5

Richard J. Martin	Executive Vice	2010	63	28	9
	President, Finance and	2009	62	29	9
	Administration and Chief Financial Officer	2008	53	39	8

Robert M. Ling, Jr.	Executive Vice President, General Counsel and Secretary	2010	63	28	9
		2009	62	29	9
		2008	51	42	7

Philip S. Smith	Executive Vice	2010	62	27	11
	President and Chief	2009	62	29	9
	Marketing/	2008	50	43	7
	Procurement Officer

Rodney L. Van Bebber	Senior Vice President,	2010	70	19	11
	Operations

In determining base salaries, the Committee considers the officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business. To ensure that the base salaries are competitive, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid by other companies in the Company’s peer group for similar positions. The Company last conducted an executive compensation review in fiscal 2008. In establishing base salaries for fiscal 2011, 2010, and 2009 the Committee considered the results of the Compensation Survey prepared by Pearl Meyer & Partners described above. Generally, base salaries are targeted between the 50th and 60th percentiles of the base salaries paid to officers with comparable duties by companies in the distribution, wholesale and retail grocery industries that are of a similar size and similar performance. Base salaries are reviewed annually, and adjusted from time to time to increase salaries to competitive levels after taking into account individual responsibilities, experience, performance and contribution to the Company. Salary earned for fiscal 2010, 2009 and 2008 for each of the Named Executive Officers is set forth in the Summary Compensation Table below.

Cash Bonuses

In recognition of the correlation between the Company’s performance and the enhancement of shareholder value, the Company’s officers may earn annual cash bonuses. The Company has established a plan for senior management, under which each of the Company’s officers other than the Chief Executive Officer is eligible to earn an annual cash bonus. The Chief Executive Officer’s annual cash bonus is determined separately by the Board upon the recommendation of the Committee. The Company does not have a long-term or equity incentive plan for the Chief Executive Officer or any other member of management.

Under the annual bonus plan for senior management, the Committee establishes for each officer at the beginning of each fiscal year a target bonus and a maximum bonus, each determined as a percentage of the officer’s base salary. If the performance level of the Company does not reach established minimum performance thresholds (the average return on capital employed (“ROCE”) must be at least 15% and the pre-bonus EBITDAP (earnings before interest, taxes, depreciation, amortization and patronage dividends) must be at least 80% of the budget approved by the Board), no bonus is earned.

The performance level of each officer is weighted (i) 75% to the achievement of certain Company performance goals based on the annual budget approved by the Board and (ii) 25% to the achievement of certain personal objectives. The goals and objectives are established annually by the Committee. For fiscal years 2008 through 2011, the Company’s performance goals used for determining the annual bonuses for senior management included targets for pre-bonus EBITDAP, sales and expense ratio (which is determined by measuring the distribution, selling and administrative expense as a percentage of sales). If the Company exceeds or falls short of the specified targets, the bonus percentage will be adjusted accordingly. The bonus target percentage of base salary is 60% for the Chief Executive Officer, 50% for Executive Vice Presidents and 30% for Senior Vice Presidents.

The Committee, on the recommendation of the Chief Executive Officer, or on its own initiative may adjust the bonus, based on individual contributions to the overall performance of the Company. Pursuant to the annual officer bonus plan, the Committee approved bonuses for senior management totaling approximately $1,707,000 for fiscal 2010, $1,827,000 for fiscal 2009 and $2,170,000 for fiscal 2008.

The Chief Executive Officer’s annual cash bonus is based on the Company’s and the Chief Executive Officer’s achievement of Company performance goals and personal objectives established at the beginning of the fiscal year by the Board upon the recommendation of the Committee. The Committee evaluates the Chief Executive Officer against the established goals and objectives and considers evaluations of the Chief Executive Officer by each member of the Board. For fiscal years 2011, 2010, 2009 and 2008, the Company performance goals used for determining the annual bonus of the Chief Executive Officer were the same as the Company performance goals used for determining the annual bonuses of the other Named Executive Officers under the annual officer bonus plan. For these years, the Chief Executive Officer’s personal objectives included the Chief Executive Officer’s effectiveness in planning and implementing the strategy of the Company, the Chief Executive Officer’s business management skills including setting clear goals and objectives and setting a good example for ethics and compliance issues, the Chief Executive Officer’s talent management including mentoring senior executives, building team spirit and motivating the employees, and the Chief Executive Officer’s personal effectiveness, including the Chief Executive Officer’s relationship with the Board and the Board Committees and communication skills. During 2007 the Company completed a transaction to purchase certain assets and assume certain liabilities of Associated Grocers, Inc. (the “AG Transaction”). Mr. Plamann’s efforts in conceiving, negotiating and planning for a successful integration of the AG Transaction (referred to below as the “Seattle Division integration efforts”) was deemed by the Committee to be an extraordinary achievement by Mr. Plamann during fiscal 2007 that is expected to significantly enhance the value of the Company for the benefit of shareholders in future years. The AG Transaction was specifically recognized by the Committee in determining Mr. Plamann’s bonus award for fiscal 2008. In addition to the criteria set forth above for determining Mr. Plamann’s bonus award for fiscal 2009, the Committee established as an additional goal for Mr. Plamann during fiscal 2009 the continued successful integration of the AG Transaction.

In recognition of the Chief Executive Officer’s efforts, and pursuant to the foregoing goals and objectives, the Board, upon recommendation of the Compensation Committee, for fiscal years 2010, 2009 and 2008 approved the payment of a bonus to the Chief Executive Officer in the amounts of $409,200, $438,960 and $1,078,550, respectively, as recommended by the Compensation Committee.

The tables below contain information relating to the targets and actual results of each performance goal and bonus awarded under the 2010 plan to the Named Executive Officers in fiscal 2010.

Performance Goal	Minimum Threshold	Actual
ROCE	15.0%	17.1%
Pre-bonus EBITDAP, as a percentage of budget	80.0%	97.3%

Company goals	Approved Budget	Actual	Bonus Weight %	Bonus %
Pre-bonus EBITDAP	$74,521	$72,530	40.0	37.3
Sales	$4,050,700	$3,921,059	20.0	13.6
Expense ratio	7.87	7.96	15.0	12.0

Total Company goals				62.9

Individual goals				25.0
Annual cash bonus plan rate				88.0

Name	2010 Base salary	Bonus Target Percentage of Base Salary	Total Bonus Percentage Achieved for fiscal 2010	Bonus awarded for fiscal 2010
Alfred A. Plamann	$775,000	60%	88%	$409,200
Richard J. Martin	390,000	50	88	171,600
Robert M. Ling, Jr.	460,000	50	88	202,400
Philip S. Smith	365,000	50	88	160,600
Rodney L. Van Bebber	315,000	30	88	83,160

The bonus awarded in fiscal years 2009 and 2008 to each of the Named Executive Officers is set forth in the Summary Compensation Table below.

Over the past three years, the Company has achieved performance in excess of the target level one (1) time. The average approximate payout of bonuses as a percentage of base salaries for the Named Executive Officers over the past three years has been 59%. Generally, the Committee sets the target level such that the relative difficulty of achieving the target level is consistent from year to year.

Incentive Compensation Recoupment Policy

Effective with fiscal 2008, the Company adopted an Incentive Compensation Recoupment Policy. Under this policy, the Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee after January 1, 2009 if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that subsequently are reduced due to a restatement; (b) the Board or an appropriate committee determines that the employee engaged in any fraud or willful misconduct that caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded; provided that the Company will not seek to recover bonuses or incentive compensation paid more than three years prior to the date the applicable restatement is disclosed.

Long-Term or Equity Incentives

In prior years, the Company has not provided, and does not currently provide, long-term or equity incentive awards.

Termination and Severance Benefits

The Company has entered into an employment agreement with the Chief Executive Officer that includes termination and severance benefits, and severance agreements with each of the other Named Executive Officers, which are described under “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements” below. The Committee believes that these termination and severance arrangements are an important part of overall compensation for our Named Executive Officers because they help to secure the continued employment and dedication of our Named Executive Officers.

Pension Benefits

Consistent with the Company’s objective to attract and retain qualified personnel, the Company provides pension benefits to employees, including officers, pursuant to the Company’s defined benefit pension plan. The Company also provides supplemental retirement benefits to its officers pursuant to an Executive Salary Protection Plan, as amended (the “ESPP”). Both types of retirement benefits are described under “Compensation of Directors and Executive Officers—Pension Benefits” below.

Deferred Compensation Plans

Employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code. Certain highly compensated employees, including, but not limited to, officers, may also defer income from their earnings through voluntary contributions to the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit pursuant to a contribution and “matching” component of the Company’s plans. The contribution and matching component of the plans are subject to limitation set forth in regulations applicable to Section 401(k) plans generally and the Company’s plans. The amount of these additional contributions made during fiscal 2010 for the benefit of the Named Executive Officers is set forth in the footnotes to the Summary Compensation Table below. Both plans are described under “Nonqualified Deferred Compensation” below.

Additional Benefits

Executive officers are entitled to a supplemental officer health insurance benefit and an officer retiree medical benefit, which are described under “Compensation of Directors and Executive Officers—Officer Health Insurance Plan” below, and a supplemental disability insurance benefit, which is described under “Officer Disability Insurance” below.

Compensation Decisions for Fiscal 2010 and Fiscal 2011

During fiscal 2010, the Committee continued to apply the compensation philosophy described above in determining the compensation of the Named Executive Officers. However, in recognition of the recent and ongoing difficult economic conditions nationally and in the markets in which the Company operates, the Committee, on the recommendation of the Chief Executive Officer, determined that base salaries for Mr. Plamann and all other officers of the Company, including all of the Named Executive Officers, would not be increased for fiscal 2010.

The base salary for Mr. Plamann was $775,000 during fiscal 2010 the same as in fiscal 2009. Mr. Plamann also received a bonus of $409,200 in 2010 compared to a bonus of $438,960 in 2009, a 6.8% decrease. Mr. Plamann has received an increase in base salary in two of the past three years, averaging 5.6% per year, and a bonus in each of the past three years, averaging $542,720 per year. For a description of Mr. Plamann’s employment agreement, see “Compensation of Directors and Executive Officers—Executive Employment, Termination and Severance Agreements” below.

In determining Mr. Plamann’s total compensation for fiscal 2010, the Committee considered the following:

•

Company performance: The Company’s performance was slightly below targeted amounts for EBITDAP and expense ratios, and slightly below performance targets for sales. It was noted that a high level of overall Company performance was achieved despite very difficult economic conditions nationally and in the Company’s marketplaces.

•

Individual performance: Mr. Plamann’s achievement of certain personal objectives, including effectively planning and implementing the strategy of the Company, setting clear goals and objectives, setting a good example for ethics and compliance issues, mentoring senior executives, building team spirit, motivating the employees, establishing a good relationship with the Board and Board Committees, and demonstrating effective communication skills. Mr. Plamann’s efforts in continuing the successful integration of the Seattle Division was also considered by the Committee.

•

Internal pay equity: The relationship between each element of Mr. Plamann’s compensation, on the one hand, and the compensation of each of the Company’s other executive officers, on the other hand; and the relationship between the aggregate value of Mr. Plamann’s compensation, on the one hand, and the median compensation of the Company’s other executive officers, on the other hand.

•	Other factors: The absence of any long-term or equity incentive plan, the results of the Compensation Survey conducted in 2008 by Pearl Meyer & Partners, and input from individual directors.

As discussed above, the Committee did not increase the base salary for the other Named Executive Officers in fiscal 2010. The base salaries for fiscal 2010 are as follows: Robert M. Ling, Jr., Executive Vice President and General Counsel, $460,000 during fiscal 2010 the same as in fiscal 2009; Richard J. Martin, Executive Vice President and Chief Financial Officer, $390,000 during fiscal 2010 the same as in fiscal 2009; Philip S. Smith, Executive Vice President and Chief Marketing/Procurement Officer, $365,000 during fiscal 2010 the same as in fiscal 2009; and Rodney L. Van Bebber, Senior Vice President, Operations, $315,000 during fiscal 2010 the same as in fiscal 2009. In keeping with the Committee’s compensation philosophy that each executive officer’s bonus should be designed to motivate that executive to achieve the specific Company performance goals and personal objectives established by the Committee and to align the interests of the executive officers with those of shareholders, for fiscal 2010, the Committee awarded the following cash bonuses: Mr. Martin, $171,600; Mr. Ling, $202,400; Mr. Smith, $160,600; and Mr. Van Bebber, $83,160. Overall, for 2010, the other Named Executive Officers received a 0% increase in base salary and a 6.2% decrease in cash bonuses from 2009. The other Named Executive Officers have received an increase in base salaries in two of the past three years, averaging 4.8% per year, and a bonus in each of the past three years, averaging approximately $781,000, per year. In determining each of the other Named Executive Officers total compensation package, the Committee considered the following:

•

Company performance: The Company’s performance was slightly below targeted amounts for EBITDAP and expense ratios, and slightly below performance targets for sales. It was noted that a high level of overall Company performance was achieved despite very difficult economic conditions nationally and in the Company’s marketplaces.

•

Individual performance: The officer’s responsibilities, experience, individual performance, and past and potential contributions to the Company’s business, and achievement of specific personal objectives.

•	Other factors: The absence of any long-term or equity incentive plan, the deductibility of the compensation, and the results of the survey conducted in 2008 by Pearl Meyer & Partners.

The Committee, upon Mr. Plamann’s recommendation, has reviewed the results of the survey conducted in 2008 by Pearl Meyer & Partners and the achievement of the Company performance objectives, personal performance objectives, internal pay equity and other factors described above, including the general economic environment. For fiscal 2011 Mr. Plamann’s base salary will be $800,000, with a target bonus of 60% of base salary; Mr. Martin’s base salary will be $405,000, with a target bonus of 50% of base salary; Mr. Ling’s base salary will be $480,000, with a target bonus of 50% of base salary; Mr. Smith’s base salary will be $385,000, with a target bonus of 50% of base salary; and Mr. Van Bebber’s base salary will be $325,000, with a target bonus of 30% of base salary. The Committee believes the Company’s performance during very difficult economic conditions coupled with the lack of salary increases in fiscal 2010 justifies a modest increase in the base salary for fiscal 2011.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a company that is an SEC registrant generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the shareholders of the Company.

We generally intend to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Except for the Chief Executive Officer, the non-performance based compensation paid in fiscal 2010 to any of our executive officers, as calculated for purposes of Section 162(m) of the Code, did not exceed the $1.0 million limit, and, with the exception of the Chief Executive Officer, we do not expect that the non-performance based compensation to be paid in fiscal 2011 to any of our executive officers will exceed the $1.0 million limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it is in compliance with the statutory provisions and regulations promulgated thereunder. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Conclusion

The Committee believes that the Committee’s compensation policies encourage creation of shareholder value and achievement of strategic corporate objectives. The Committee believes that for fiscal 2010 the total cash compensation for each of the Named Executive Officers is competitive with the total cash compensation paid to executives of other companies in the Company’s Peer Group that are of similar size and performance. In addition, the Committee believes that the annual cash bonus program motivates the executives to achieve specific Company performance goals and personal objectives established by the Board and the Committee and align the executive’s interests with those of the Company’s shareholders.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in the 2011 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended October 2, 2010 filed with the Securities and Exchange Commission. The Board has approved that recommendation.

Dated: December 8, 2010

Compensation Committee Members

Thomas S. Sayles, Chairman

Richard E. Goodspeed, Ex Officio Member

Louis A. Amen

John Berberian

Darioush Khaledi

John D. Lang

Jay T. McCormack

Richard L. Wright

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

The following table summarizes the compensation paid to or earned by the President and Chief Executive Officer (Principal Executive Officer), the Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer) and the three other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for services to the Company in all capacities for the last three fiscal years.

In reviewing the Summary Compensation Table, the following information should be considered:

(1)	Salary and Bonus data includes amounts deferred by the Named Executive Officers under the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and amounts deferred by the Named Executive Officers under the Company’s non-qualified Amended and Restated Deferred Compensation Plan. See the discussion of these plans at page 26, “Nonqualified Deferred Compensation Plans.”

(2)	“Change in Pension Value” represents the actuarial increases in the present value of the pension plans available to each Named Executive Officer. Such plans include the Company’s defined benefits plans and the ESPP. See discussion of these plans at page 25, “Pension Benefits.” The determination of the change in pension value is highly dependent upon the discount rate utilized, which may change from year to year, thereby impacting the reported change in pension value from year to year.

Additionally, for fiscal 2009, the change in pension value was impacted by the change in measurement date from June 30 to September 30 to coincide with the Company’s fiscal year-end (which occurs on the Saturday closest to September 30th), as required by the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”).

(3)	“Nonqualified Deferred Compensation Earnings” represent the earnings or (losses) on the amounts deferred by the Named Executive Officer pursuant to the deferred compensation plans that are in excess of 120% of the applicable federal long-term rate. Such earnings or (losses) are a result of investment decisions solely at the discretion of the Named Executive Officer and are not the responsibility of the Company. There were no Nonqualified Deferred Compensation Earnings, as defined above, for the Named Executive Officers during the last fiscal year.

(4)	The Components of “All Other Compensation” are set forth in the table that follows the Summary Compensation Table.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	Change In Pension Value ($) (2)	All Other Compensation ($)(3)	Total ($)
Alfred A. Plamann	2010	775,000	409,200	1,100,363	98,171	2,382,734
President and Chief Executive Officer (Principal Executive Officer)	2009	781,250	438,960	2,236,188	96,714	3,553,112
	2008	713,750	1,078,550	976,433	89,616	2,858,349

Richard J. Martin	2010	390,000	171,600	690,081	60,989	1,312,670
Executive Vice President, Finance and	2009	393,173	184,080	970,780	57,595	1,605,628
Administration and Chief Financial Officer	2008	360,673	270,000	462,754	54,756	1,148,183
(Principal Financial Officer)

Robert M. Ling, Jr.	2010	460,000	202,400	995,432	63,314	1,721,146
Executive Vice President, General Counsel and Secretary	2009	463,654	217,120	1,109,894	61,159	1,851,827
	2008	424,808	350,000	441,303	57,598	1,273,709

Philip S. Smith	2010	365,000	160,600	657,806	60,708	1,244,114
Executive Vice President, Chief Marketing/Procurement Officer	2009	367,692	172,280	1,344,479	54,928	1,939,379
	2008	336,538	290,000	421,653	51,694	1,099,885

Rodney L. Van Bebber	2010	312,321	83,160	479,946	48,241	923,668
Senior Vice President, Operations

(1)	The change in pension value is based on a number of factors, including changes in employee compensation, discount rates and years of service. The change in pension value is highly sensitive to changes in the discount rate applied. The discount rates used in determining the change in pension value were 4.25%, 5.75% and 7.00% in 2010, 2009 and 2008, respectively. By way of example, if the 2008 discount rate had been used in 2010, the aggregate change in pension value would be reduced by $3.1 million for the Named Executive Officers. By way of further example, if the 2008 discount rate had been used in 2010, the change in pension value for Mr. Plamann would have been $(29,090) in 2010 rather than $1,100,363; the change of pension value for Mr. Martin would have been $156,994 rather than $690,081; the change of pension value for Mr. Ling would have been $231,812 rather than $995,432; the change for Mr. Smith would have been $196,837 rather than $657,806; and the change for Mr. Van Bebber would have been $80,569 rather than $479,946. In 2009, the measurement date was changed from June 30 to September 30, as required by the adoption of SFAS No. 158.

(2)	All Other Compensation includes the following amounts:

Name		Automobile Allowance ($)	Company’s Contribution to SSP ($)(a)	Company’s Contribution to Deferred Compensation Plan ($)	Company Paid Premium on the Executive Life Plan ($)	Tax Gross Ups ($)(b)	Total ($)
Alfred A. Plamann	2010	27,821	16,508	39,901	8,364	5,577	98,171
	2009	27,270	16,208	41,415	7,092	4,729	96,714
	2008	25,722	15,385	38,785	5,834	3,890	89,616

Richard J. Martin	2010	25,690	15,862	14,251	3,112	2,074	60,989
	2009	25,181	16,240	11,815	2,616	1,743	57,595
	2008	23,750	15,417	11,845	2,246	1,498	54,756

Robert M. Ling, Jr.	2010	25,690	16,517	18,843	1,358	906	63,314
	2009	25,181	16,217	17,732	1,217	812	61,159
	2008	23,750	15,435	16,628	1,071	714	57,598

Philip S. Smith	2010	25,690	16,515	15,217	1,972	1,314	60,708
	2009	25,181	16,215	10,682	1,710	1,140	54,928
	2008	23,750	15,408	10,071	1,479	986	51,694

Rodney L. Van Bebber	2010	23,087	15,931	7,388	1,101	734	48,241

(a)	Unified Grocers, Inc. Sheltered Savings Plan (“SSP”).

(b)	Tax gross ups represent the taxes paid on the face value of the executive life insurance policies.

Stock-Based Compensation

The Company does not offer any stock-based compensation to its employees or directors.

Pension Benefits

Defined Benefit Plans and Executive Salary Protection Plan

The Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. The Pension Plan consists of a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was included as part of the Pension Plan for post January 1, 2002 accruals. Benefits earned under the Pension Plan are equal to the sum of the benefits accrued under both the defined benefit plan and cash balance plans. There is no offset under the Pension Plan for Social Security.

As of December 31, 2001, years of service under the defined benefit plan were grandfathered and will not increase. Employees will receive benefits under the defined benefit plan based on years of service as grandfathered on December 31, 2001 and final average compensation. As of December 31, 2001, credited years of service under the defined benefit plan for Named Executive Officers were: Mr. Plamann, 12 years; Mr. Ling, 5 years; Mr. Martin, 3 years; Mr. Smith, 7 years; and Mr. Van Bebber, 2 years.

The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of calendar year 2002 and annually thereafter, a participant’s hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant’s hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guaranty of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity.

The Company’s Executive Salary Protection Plan, as amended (the “ESPP”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The financing of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company.

The ESPP is generally designed to provide eligible officers with retirement benefits when they reach age 62. The combination of payments under the ESPP and the Company’s Pension Plan is designed to provide pension benefits equal to approximately 65% of the participant’s final pay (defined as the highest annualized base salary and car allowance received in the three years prior to separation or retirement). In the past, employees became eligible to participate in the ESPP after three years of service as an officer of the Company in the position of Vice President or higher. Upon eligibility, officers received credit for years of service with the Company at the rate of 5% of final pay for each year of service up to a maximum of 13 years. Officers first elected after January 1, 1999 receive credit only for years of service as an officer. Payments under the ESPP are discounted for executives who elect to receive benefits prior to age 62. In May 2003, the Board approved amendments to the ESPP (the “Plan Amendments”). The Plan Amendments maintain the eligibility features described above, except that an officer must complete three years of service as an officer to be eligible and five years of service as an officer to be fully vested in the plan. In addition, officers receive 1% of final pay for each year of service in excess of 13 years. The Plan Amendments also provide that officers elected after the effective date of the Plan Amendments receive service credit for years of service as an officer of the Company at the rate of 4.33% of final average pay (defined as the average of the five highest years of base salary, car allowance and bonus compensation received in the ten years prior to separation or retirement) up to a maximum of 15 years. Thereafter, officers receive an additional 1% of final average pay for each year of service in excess of 15 years. As of December 31, 2010, credited years of service under the ESPP for named executive officers were: Mr. Plamann, 20 years; Mr. Martin, 12 years;

Mr. Ling, 14 years; Mr. Smith, 16 years; and Mr. Van Bebber, 10 years. Officers employed as of the effective date of the Plan Amendments shall receive benefits equal to the greater of the amount calculated pursuant to either the ESPP, as it existed prior to the Plan Amendments (with the additional 1% of final pay for each year in excess of 13), or as amended.

The following table provides information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement. The amounts below are based upon the present value of accumulated benefits as of October 2, 2010, the measurement date of the Company as required by accounting principles generally accepted in the United States of America (“GAAP”). Please see the Company’s discussion in our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
Alfred A. Plamann	Cash balance plan	20	631,589	—
	ESPP	20	10,552,339	—

Richard J. Martin	Cash balance plan	11	374,251	—
	ESPP	12	3,362,252	—

Robert M. Ling, Jr.	Cash balance plan	13	280,886	—
	ESPP	14	3,881,667	—

Philip S. Smith	Cash balance plan	15	412,748	—
	ESPP	16	3,792,576	—

Rodney L. Van Bebber	Cash balance plan	10	235,730	—
	ESPP	10	1,415,326	—

(1)	Normal retirement is assumed to be the age at which the ESPP benefit is payable unreduced. The Named Executive Officers are assumed to continue with the Company until they reach the age at which they can receive benefits at unreduced amounts based on their age plus number of years of service as an officer of the Company.

(2)	No pre-retirement decrements have been assumed in determining the present value of accrued benefits.

Nonqualified Deferred Compensation Plans

Certain Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company’s Amended and Restated Deferred Compensation Plan, which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit, up to established limits. Amounts deferred by an employee are credited with earnings or losses based on the employee’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. The risk of loss or gain is solely with the executive. Distributions are paid in accordance with the employee’s elections with regard to the timing and form of distributions. The amount of these additional contributions made during fiscal 2010 for the benefit of the Principal Executive Officer, Principal Financial Officer and other named executive officers is set forth in the footnotes to the Summary Compensation Table.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)
Alfred A. Plamann	187,817	39,901	306,999	—	2,869,099
Richard J. Martin	105,900	14,251	49,331	—	464,200
Robert M. Ling, Jr.	42,235	18,843	33,099	—	353,550
Philip S. Smith	12,915	15,217	14,558	—	394,858
Rodney L. Van Bebber	27,320	7,388	15,516	—	165,794

(1)	This column shows amounts that are also reported as salary, bonus or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate Balance” column that represent salary or bonus that were reported in the Summary Compensation Tables in prior years, are quantified in the table below.

Name	Amount included in both Non-Qualified Deferred Compensation Table and 2010 Summary Compensation Table ($)	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Table ($)	Total Amounts included in both Non-Qualified Deferred Compensation Table and 2009 or Prior Years’ Summary Compensation Table ($)
Alfred A. Plamann	187,817	1,525,788	1,713,605
Richard J. Martin	105,900	566,252	672,152
Robert M. Ling, Jr.	42,235	205,459	247,694
Philip S. Smith	12,915	473,597	486,512
Rodney L. Van Bebber	27,320	71,685	99,005

(2)	Amounts in this column are included in “All Other Compensation” in the Summary Compensation Table above.

(3)	Amounts in these columns are not included in the Summary Compensation Table above.

Officer Health Insurance Plans

The Board approved, effective January 1, 2001, a supplemental officer health insurance benefit (“Supplemental Officer Health Insurance Plan”) and an officer retiree medical plan (“Officer Retirement Medical Plan”) for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be eligible for payment by the insurance plan of the portion of covered expenses not covered under the Company’s health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be eligible to participate in the Officer Retirement Medical Insurance Plan following termination of employment. Benefits under the Officer Retirement Medical Insurance Plan are the same as under the Supplemental Officer Health Insurance Plan. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time Medicare becomes the primary carrier and the Officer Retirement Medical Plan becomes secondary. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Officer Disability Insurance

The Board approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to two years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first six months of disability, state disability insurance and short-term disability insurance pay 66 2/3% of the employee’s salary and officer disability insurance pays 33  1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee’s salary and officer disability insurance pays the remaining 50%.

Potential Payments Upon Retirement, Death, Disability, Termination or Change-In-Control

The following sections describe agreements between the Company and the Named Executive Officers if certain events were to occur. At the start of each section a table illustrates the potential payments to the Named Executive Officers if the certain event had occurred on October 2, 2010 (the “Measurement Date”). None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation amounts. None of the events described have occurred as of October 2, 2010, the Company’s most recent fiscal year-end. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Officer Retirement

As discussed above at page 25, “Pension Benefits,” the Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. Additionally, the Company’s ESPP plan provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company.

The following table illustrates the estimated amounts that would be payable to each Named Executive Officer if he were to have retired on October 2, 2010. No Named Executive Officers retired on that date, nor have any Named Executive Officers announced their intention to retire. Distribution of the amounts due an executive are made pursuant to an individual’s distribution elections, plan terms, and other regulatory constraints.

	Alfred A. Plamann Age 68	Richard J. Martin Age 65	Robert M. Ling, Jr. Age 53		Philip S. Smith Age 60		Rodney L. Van Bebber Age 55
	Retirement at age 68 ($)	Retirement at age 65 ($)	Retirement at Age 55 ($)	Retirement at Age 65 ($)	Retirement at Age 60 ($)	Retirement at Age 65 ($)	Retirement at Age 55 ($)	Retirement at Age 65 ($)
Cash Balance Plan (1)	631,589	374,251	295,013	280,886	442,012	412,748	246,884	235,730
ESPP(1)	10,552,329	3,362,252	3,881,667	3,881,667	3,792,576	3,792,576	1,220,365	1,415,326
Deferred Compensation Plan	2,869,099	464,200	353,550	353,550	394,858	394,858	165,794	165,794
Life Insurance (2)	1,162,500	585,000	690,000	690,000	547,500	547,500	472,500	472,500
Total	15,215,517	4,785,703	5,220,230	5,206,103	5,176,946	5,147,682	2,105,543	2,289,350

(1)	Amounts represent the net present value of the accumulated benefit at the Measurement Date (October 2, 2010) and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(2)	Amount of death benefit.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plans.”

Officer Death & Disability

As discussed above under “Officer Health Insurance Plans” and “Officer Disability Insurance,” the Company provides certain benefits to the executive officers of the Company. The following table illustrates estimated payments to Named Executive Officers or their beneficiaries if either death or disability had occurred on October 2, 2010.

	Alfred A. Plamann		Richard J. Martin		Robert M. Ling, Jr.		Philip S. Smith		Rodney L. Van Bebber
	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)	Death ($)	Disability ($)
Officer Disability Insurance (1)	—	710,417	—	357,500	—	421,667	—	334,583	—	288,750
Life Insurance	1,550,000	—	780,000	—	920,000	—	730,000	—	630,000	—

(1)	Amounts are payable over two (2) years and reflect only the supplemental officer disability insurance.

Executive Termination and Severance Agreements

The Company has an employment agreement with Alfred A. Plamann, the Company’s President and Chief Executive Officer, with an effective date of September 29, 1999. Mr. Plamann’s contract has a term of three years and is automatically extended for successive one-year terms on the anniversary of the effective date of the contract unless either party provides notice of an intention to terminate the contract at least eleven months prior to such anniversary date. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann’s resignation, death or disability, as defined. Except if termination is for cause or is due to Mr. Plamann’s resignation for good reason (as defined), death or disability, Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

The Company and Messrs. Ling, Martin and Smith have executed severance agreements. Each agreement provides for severance payments in the event the executive’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason (as defined), or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

The Company and Mr. Van Bebber have also executed a severance agreement providing a severance benefit equal to one year’s salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason (as defined).

The following tables illustrate the estimated amounts that would be payable to each Named Executive Officer if he were to have terminated, voluntarily or involuntarily, at October 3, 2009 or if there had been a change-in-control event as of October 2, 2010. None of the payments set forth below, except those identified as “Salary” or “Bonus,” are payments that are in addition to payments currently owed the Named Executive Officers under existing benefit plans. In addition, Named Executive Officers would also be due any accrued vacation benefits.

		Payable pursuant to Employment or Severance Agreements		Payable pursuant to Benefit Plans
		Salary (2) ($)	Bonus (2) ($)	Cash Balance Plan (3)(4) ($)	ESPP (3)(4) ($)	Deferred Compensation (4) ($)	Total ($)

Alfred A. Plamann	Voluntary Termination	—	—	631,589	10,552,339	2,869,099	14,053,027
	Constructive (1) or Involuntary Termination	2,325,000	3,235,650	631,589	10,552,339	2,869,099	19,613,677
	Termination for Cause	—	—	631,589	10,552,339	2,869,099	14,053,027

Richard J. Martin	Voluntary Termination	—	—	374,251	3,362,252	464,200	4,200,703
	Constructive (1) or Involuntary Termination	780,000	540,000	374,251	3,362,252	464,200	5,520,703
	Termination for Cause	—	—	374,251	3,362,252	464,200	4,200,703

Robert M. Ling, Jr.	Voluntary Termination	—	—	295,013	3,881,667	353,550	4,530,230
	Constructive (1) or Involuntary Termination	920,000	700,000	295,013	3,881,667	353,550	6,150,230
	Termination for Cause	—	—	295,013	3,881,667	353,550	4,530,230

Philip S. Smith	Voluntary Termination	—	—	442,012	3,792,576	394,858	4,629,446
	Constructive (1) or Involuntary Termination	730,000	580,000	442,012	3,792,576	394,858	5,939,446
	Termination for Cause	—	—	442,012	3,792,576	394,858	4,629,446

Rodney L. Van Bebber	Voluntary Termination	—	—	246,884	1,220,365	165,794	1,633,043
	Constructive (1) or Involuntary Termination	315,000	115,000	246,884	1,220,365	165,794	2,063,043
	Termination for Cause	—	—	246,884	1,220,365	165,794	1,633,043

(1)	Constructive Termination is termination for “good reason”. Good reason, as defined by Mr. Plamann’s Employment Agreement and the other officers’ Severance Agreements means, “an adverse change in the Executive’s status or position in effect immediately prior to the date of this agreement or a reduction in the Executive’s base salary.”

(2)	Salary and bonus are paid in a lump sum.

(3)	Amounts represent the net present value of the accumulated benefit at October 2, 2010, the last day of fiscal year 2010 and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(4)	Payments are made based on Plan documents as described above in “Pension Benefits” and “Nonqualified Deferred Compensation.” Estimated amounts due are not additional amounts, but are the current benefits due to the Named Executive Officers under the previously described plans.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plans.”

	Alfred A. Plamann	Richard J. Martin	Robert M. Ling, Jr.	Philip S. Smith	Rodney L. Van Bebber
	Change-in- Control ($)	Change-in- Control ($)	Change-in- Control ($)	Change-in- Control ($)	Change-in- Control ($)
Salary (1)	2,325,000	780,000	920,000	730,000	315,000
Bonus (1)	3,235,650	540,000	700,000	580,000	115,000
Cash Balance Plan (2)(3)	631,589	374,251	295,013	442,012	246,884
ESPP (2)(3)	11,332,973	4,400,954	4,600,374	4,113,092	1,862,877
Deferred Compensation (3)	2,869,099	464,200	353,550	394,858	165,794
Total	20,394,311	6,559,405	6,868,937	6,259,962	2,705,555

(1)	Salary and bonus are paid in a lump sum.

(2)	Amounts represent the net present value of the accumulated benefit at October 2, 2010, the last day of fiscal year 2010 and commence immediately or at earliest date of first eligibility in the case of the Cash Balance Plan.

(3)	Payments are made based on Plan documents as described above in “Pension Benefits” and “Nonqualified Deferred Compensation.

The Named Executive Officers may be eligible to receive medical benefits pursuant to the plans discussed above in “Officer Health Insurance Plan.”

Director Compensation

Board Compensation

In December 2006, the Committee retained Towers Watson, formerly Watson Wyatt, to review the compensation of the Board to ensure that it is reasonable, competitive and reflects the changing environment for director compensation. Towers Watson established a peer group of 15 companies in the distribution, wholesale and retail grocery industries with annual revenues between $1.7 billion and $8.0 billion. Based on the results of the survey, Towers Watson determined that total director compensation was between 60% and 70% below the average for the peer group due to lower cash retainers and meeting fees and the absence of an equity component. In conducting the survey, Towers Watson noted that the structure of the Board and the committees of the Board of the Company and the number of Board and committee meetings held by the Company are generally consistent with those of the peer group, and that the Company’s Shareholder-Related Directors have significant shareholder alignment through the stock ownership of their affiliated member companies.

Based on the recommendations of Towers Watson, the Board modified the director compensation effective as of the 2007 annual meeting. No changes in director compensation were recommended for 2011, 2010 or 2009. Thus, following the 2011 annual meeting, each Shareholder-Related Director will receive an annual payment of $25,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. Directors who are non-Shareholder-Related Directors will receive an annual payment of $45,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and the board of any subsidiary of the Company, if applicable. In addition, each director will receive additional compensation of $1,500 for each Board meeting attended, and $1,000 for each committee or subsidiary board meeting attended, not to exceed $2,000 if multiple meetings are attended on any given day. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board will receive additional annual compensation of $10,000, the 1st and 2nd Vice-Chairmen will receive $3,000, the chairman of the Audit Committee will receive $5,000 and the chairmen of other committees will receive $1,000. In addition, directors are reimbursed for Company related expenses.

Beginning in fiscal 2007, directors became eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan, described above.

The following table sets forth the compensation paid to our non-employee directors in fiscal 2010.

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Louis A. Amen	41,500	—	—	—	—	—	41,500
John Berberian	38,000	—	—	—	—	—	38,000
Oscar Gonzalez	45,500	—	—	—	—	—	45,500
Richard E. Goodspeed	75,000	—	—	—	—	—	75,000
Terry Halverson	45,000	—	—	—	—	—	45,000
Paul Kapioski	37,500	—	—	—	—	—	37,500
Darioush Khaledi	41,000	—	—	—	—	—	41,000
Mark Kidd	46,500	—	—	—	—	—	46,500
John D. Lang	65,500	—	—	—	—	—	65,000
Jay T. McCormack	44,500	—	—	—	—	—	44,500
John Najjar	45,000	—	—	—	—	—	45,000
Douglas A. Nidiffer	31,500	—	—	—	—	—	31,500
Peter J. O’Neal	43,500	—	—	—	—	—	43,500
Michael A. Provenzano, Jr.	40,000	—	—	—	—	—	40,000
Thomas S. Sayles	61,000	—	—	—	—	—	61,000
Mimi R. Song	38,500	—	—	—	—	—	38,500
Robert E. Stiles	40,000	—	—	—	—	—	40,000
Michael S. Trask	42,500	—	—	—	—	—	42,500
Kenneth Ray Tucker	44,500	—	—	—	—	—	44,500
Richard L. Wright	47,000	—	—	—	—	—	47,000

(1)	Amounts include compensation that was deferred by the directors pursuant to the Company’s Amended and Restated Deferred Compensation Plan as discussed above.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a written charter first approved by the Board on December 13, 2005. The charter is assessed annually for adequacy by the Audit Committee, which recommends proposed changes to the Board. The Board reviewed the charter during the December 8, 2010 meeting and no amendments were made to the charter. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented.

The Audit Committee: (1) has reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2010; (2) has obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States; (3) has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect; (4) has received the written disclosures and the letter from Deloitte & Touche LLP regarding independence required by the Public Company Accounting Oversight Board (United States), as currently in effect; (5) has reviewed and discussed with Deloitte & Touche LLP the registered public accounting firm’s independence; and (6) has considered whether the provision of non-audit services provided by them to the Company during fiscal 2010 was compatible with maintaining Deloitte & Touche LLP’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s registered public accounting firm is independent.

Based on the review and discussions described above and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements described in the report of Deloitte & Touche LLP dated December 8, 2010, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010 for filing with the Securities and Exchange Commission.

Dated: December 8, 2010

Audit Committee Members

John D. Lang, Chairman

Richard E. Goodspeed, Ex Officio Member

Oscar Gonzalez

Jay T. McCormack

John Najjar

Kenneth Ray Tucker

Richard L. Wright

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. For fiscal 2010 and 2009, the Audit Committee appointed Deloitte & Touche LLP to serve in this capacity. The Audit Committee has not yet selected the Company’s independent registered public accounting firm for fiscal 2011. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

The aggregate fees billed to the Company by Deloitte & Touche LLP with respect to services performed for fiscal 2010 and 2009 are as follows:

	2010	2009
Audit fees (1)	$1,624,309	$1,480,963
Audit-related fees (2)	37,637	22,000
Tax fees (3)	21,000	52,872
All other fees (4)	67,350	26,421

Total	$1,750,296	$1,582,256

(1)	Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2010 and 2009.

(2)	Audit-related fees consisted of fees billed by Deloitte & Touche LLP for services rendered to the Company for SEC registration statement review, services reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees, and technical accounting assistance for fiscal 2010 and 2009.

(3)	Tax fees consisted principally of fees billed by Deloitte & Touche LLP for assistance relating to tax compliance and reporting for fiscal 2010 and 2009.

(4)	All other fees consist of fees not reported as audit fees, audit-related fees, or tax fees.

The Audit Committee, pursuant to its policies, administers the Company’s engagement of Deloitte & Touche LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Deloitte & Touche LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm on any service activity of $25,000 or larger. The Audit Committee has granted management the right to initiate non-audit service activities for less than $25,000 with subsequent approval by the Audit Committee, with such approval given no later than the completion of the audit.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members.

Since the programs listed below are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other Members similarly situated.

All related party transactions with Members affiliated with directors of the Company, as described below, are subject to the following review process: any transaction involving a loan, loan guarantee, lease guarantee or sublease is first reviewed by the Company’s Loan Committee. The Loan Committee is comprised of members of management of the Company. If approved by the Loan Committee, the proposed transaction is reviewed by the Finance Committee of the Board. If approved by the Finance Committee the matter is reviewed by the full Board. Final review and approval of the proposed transaction rests with the Credit/Proxy Holders Committee.

Following is a brief description of related party transactions with Members affiliated with directors of the Company:

Loans and Loan Guarantees

Unified provides loan financing and loan guarantees to its Members. The Company had the following loans outstanding at October 2, 2010 to Members affiliated with the following directors of the Company:

(dollars in thousands)
Director	Aggregate Loan Balance at October 2, 2010	Maturity Date
John Berberian	$348	2011

The Company has guaranteed 22% of the principal amount of a third party loan to C&K Market, Inc. (“C&K”), of which director Douglas A. Nidiffer is a shareholder, director and officer. At October 2, 2010, the principal amount of this guarantee was $11,000.

On August 1, 2006, K.V. Mart, Co. (“KV”), of which director Darioush Khaledi is affiliated, entered into a $1.1 million standby letter of credit agreement with Grocers Capital Company, a wholly-owned subsidiary of the Company (“GCC”) to secure insurance coverage with Springfield Insurance Company, a wholly owned subsidiary of the Company, in the event KV is unable to meet its obligations. On October 20, 2009, the standby letter of credit agreement was increased to $1.5 million. The non-transferable standby letter of credit expires September 30, 2010, and is automatically renewable in one-year increments without amendment unless KV provides 30 days’ prior written notice to GCC. The non-transferable standby letter of credit was terminated on August 23, 2010

Lease Guarantees and Subleases

The Company provides lease guarantees and subleases to its Members. The Company has executed lease guarantees or subleases to Members affiliated with directors of the Company at October 2, 2010 as follows:

(dollars in thousands)
Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
Douglas A. Nidiffer	1	$695	$3,521	2026
Michael A. Provenzano, Jr.	2	341	2,202	2017
John Berberian	2	310	552	2012-2013
Mimi R. Song	2	670	7,615	2020-2023

Supply Agreements

During the course of its business, the Company enters into individually negotiated supply agreements with Members of the Company. These agreements require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with Members affiliated with directors of the Company at October 2, 2010 as follows:

Director	Expiration Date
Terry H. Halverson	9/30/2012
Paul Kapioski	9/30/2012
Jay T. McCormack	10/01/2015
Douglas A. Nidiffer	7/31/2026
Michael S. Trask	9/30/2012
Mimi R. Song	9/30/2012

Transactions with Executive Officers

In December 2000, to facilitate Senior Vice President Daniel J. Murphy’s relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note, $0.1 million with interest of 7.0% per annum payable quarterly and principal due at the option of the holder.

VOTING ON OTHER MATTERS

As of the date of this proxy statement, the Board knows of no business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. The 2012 annual meeting of shareholders is presently expected to be held on or about February 15, 2012.

SEC rules provide that any shareholder proposal to be included in the proxy statement for the Company’s 2012 annual meeting must be received by the Secretary of the Company at the Company’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 8, 2011, in the form that complies with applicable regulations. If the date of the 2012 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2012 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2012 annual meeting. Upon any determination that the date of the 2012 annual meeting will be advanced or delayed by more than 30 days from the date of the Annual Meeting, the Company will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to the Company on or before November 22, 2011, the proxies solicited by the Board for the 2012 annual meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2012 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report to shareholders for the fiscal year ended October 2, 2010 accompanies or has preceded this proxy statement, but is not deemed to be a part of the proxy solicitation material. The annual report contains financial statements of the Company and the report thereon of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this proxy statement. The Annual Report on Form 10-K is also available on the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors

Robert M. Ling, Jr.,
Executive Vice President, General Counsel and Secretary

Dated:    January 7, 2011

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED GROCERS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 16, 2011

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints XXXXXX, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the annual meeting of shareholders of Unified Grocers, Inc. to be held on February 16, 2011, or at any adjournment or postponement thereof, as follows:

1.	ELECTION OF DIRECTORS.

Election of Fifteen Directors by Class A Shares.

Nominees: Louis A. Amen, John Berberian, Oscar Gonzalez, Richard E. Goodspeed, Terry H. Halverson, Paul Kapioski, Mark Kidd, John D. Lang, Jay T. McCormack, John Najjar, Michael A. Provenzano, Jr., Thomas S. Sayles, Michael S. Trask, Kenneth Ray Tucker and Richard L. Wright

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

Election of Three Directors by Class B Shares.

Nominees: Darioush Khaledi, Robert E. Stiles, and Mimi R. Song

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors recommends a vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	APPROVAL OF EXECUTIVE COMPENSATION

☐    FOR

☐    AGAINST

☐    ABSTAIN

3.	FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

☐    1 YEAR

☐    2 YEAR

☐    3 YEAR

☐    ABSTAIN

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

☐    FOR

☐    AGAINST

☐    ABSTAIN

The Board of Directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1, “FOR” Proposal 2, “FOR” a shareholder advisory vote on executive compensation every THREE YEARS and “FOR” Proposal 4. All proposals to be acted upon are proposals of the Board of Directors. If any other business is properly presented at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxy holders in accordance with the recommendation of a majority of the Board of Directors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR A SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS, AND ACCORDING TO THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:                     , 2011

Member number

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE